Exhibit-3.29
CERTIFICATE OF INCORPORATION
OF A PRIVATE LIMITED COMPANY
Company No. 5578782
The Registrar of Companies for England and Wales hereby certifies that

AVAGO TECHNOLOGIES UK LIMITED

is this day incorporated under the Companies Act 1985 as a private company and that the company is limited.

Given at Companies House, Cardiff, the 29th September 2005

THE OFFICIAL SEAL OF THE REGISTRAR OF COMPANIES

Companies House
—— for the record —
The above information was communicated in non-legible form and authenticated by the
Registrar of Companies under section 710A of the Companies Act 1985

The Companies Acts 1985 to 1989
Company limited by shares
Memorandum and Articles
of Association
Avago Technologies UK Limited
Registered Number 5578782
Incorporated 29th September 2005

THE COMPANIES ACTS 1985 TO 1989
COMPANY LIMITED BY SHARES
MEMORANDUM OF ASSOCIATION
OF           AVAGO TECHNOLOGIES UK LIMITED
1.	The name of the Company is Avago Technologies UK Limited

2.	The registered office of the Company will be situated in England and Wales.

3.	The objects for which the Company is established are:-
(A) To carry on business as a general commercial company.
(B) To carry on any other business which may in the opinion of the directors of the Company be capable of being conveniently carried on in connection with any business which the Company is authorised to carry on or which may seem capable of being directly or indirectly to the benefit of the Company.
(C) To purchase or otherwise acquire all or any part of the business, property and other assets and liabilities of any company, partnership, unincorporated association or person or establish or promote any company which may be expedient for any of the purposes of the Company or carrying on any business which the Company is authorised to carry on, and upon any terms and for any consideration, and to conduct and carry on, or liquidate and wind up, any such business.
(D) To enter into partnership with or into any joint venture with or any arrangement involving sharing of profits, union of interests, reciprocal concessions or any other form of co-operation with any person or company carrying on or about to carry on or be engaged in any business or transaction which the Company is authorised to carry on, upon any terms and for any consideration.
(£) To take part in the formation or management or control of the business of any company, firm, partnership or person, on such terms and with such provision for the remuneration of persons involved with or connected with such business as the Company may think fit.
(F) To establish, promote, control or otherwise assist any company or companies for the purpose of acquiring any of the property of the Company or furthering any of the objects of the Company.
(G) To take or otherwise acquire, hold, sell or otherwise deal with any shares, securities or obligations of any company, whether constituted or carrying on business within or outside the United Kingdom, and other securities of any kind and in any part of the world, and to issue or guarantee the issue of, or the payment of interest on, any such shares or securities, and to pay or provide for brokerage, commission and underwriting in respect of any such issue.
(H) To purchase, take on lease or in exchange, or otherwise acquire for the purpose of the Company, any real or persona! property which to the Company may seem suitable or convenient for any purposes of its business.
(i) To purchase or otherwise acquire, erect, maintain, reconstruct and adapt any offices, workshops, mills, plant, machinery and other things found necessary or convenient for the purposes of the Company.
(J) To apply for and take out, purchase or otherwise acquire any designs, trade marks, patents, patent rights or inventions, copyright, secret processes, licenses, or any like rights which may be useful for the purposes of any of the Company’s businesses or which may be directly or indirectly to the benefit of the Company, and to use, exercise, develop, grant licenses in respect of or otherwise deal with the rights and information so acquired.
(K) To manufacture, buy, sell, hire, repair, improve and generally deal in all materials, machinery, tools, goods or articles of any kind which may be required or used in connection with any of the businesses of the Company.
(L) To sell, let on lease or otherwise dispose of or grant rights over the business, undertakings and real and personal property of the Company on such terms as the Company shall determine.

(M) To accept shares (fully or partly paid-up), stocks, the debentures, mortgage debentures or any other securities of any other company in payment or part payment for arty services rendered or for any sale made to or debt owing from any such company, and to hold, sell or otherwise deal or dispose of any shares, stock or securities so acquired.
(N) To draw, make, accept, endorse, discount, issue or execute any bills of exchange, cheques, promissory notes and other negotiable or transferable instruments.
(O) To borrow, raise money or secure obligations and enter into any guarantee, contract or indemnity or suretyship whether by personal covenant or otherwise in respect of the obligations of any kind of the Company or any other company, frrm, authority or person, wherever the same may be situate, and including without prejudice to the generality of the foregoing any company which is for the time being in relation to the Company a holding company or subsidiary of any such holding company (within the meaning of the Act} and for any of such purposes to issue debentures, debenture stock, bonds, mortgages or any securities, founded or based upon alf or any of the property and rights of the Company, including its uncalled capital, or without any such security, and upon such terms as to priority or otherwise, as the Company shall think fit.
(P) To receive money on deposit, with or without allowance for interest.
(Q) To advance and lend money (with or without security) to such persons and on such terms as may be thought proper.
(R) To invest the monies of the Company not immediately required in such manner as from time to time may be determined by the Company,
(S) To provide for the welfare of persons in the employment of the Company or formerly in the employment of the Company or its predecessors in business or any subsidiary or associated company of the Company, and the wives, widows and families and dependants of such persons, by grants of money, donations, gratuities, pensions or other payments, and to establish and maintain or procure the establishment of any non-contributory or contributory pension, provident or superannuation funds, or any other trusts, funds and schemes with a view to providing for the payments aforesaid.
(T) To subscribe or otherwise contribute to or help any charitable, benevolent or useful object of a public character including {without prejudice to the generality of the foregoing) objects promoted by any educational, scientific or religious institution or trade society, whether or not such objects be connected with the business of the Company, and to institute or maintain any club or establishment.
(U) To amalgamate with any other company.
(V) To distribute in specie or otherwise as may be resolved any assets of the Company among its members including (without prejudice to the generality of the foregoing) the shares, debentures or securities of any other company formed to take over the whole or any part of the assets or liabilities of the Company, but so that if such distribution would result in a reduction in the capital of the Company, the same does not take place without first obtaining the sanction (if any) required by law.
(W) To do all or any of the matters hereby authorised in any part of the world either alone or in conjunction with, or as factors, trustees or agents for, any other companies or persons, or by or through any factors, trustees or agents.
(X) To do all such things as the Company may deem incidental or conducive to the attainment of any of the above objects of the Company.
In construing the objects set forth in the sub-clauses hereinbefore set out, the widest interpretation shall be given and they shall in no way be limited by reference to the objects set out or the wording employed in any other sub-clause or by the name of the Company, and none of the objects or powers specified in any sub-clause shall be deemed to be subsidiary or ancillary to the objects and powers specified in any other sub-clause.
4.	The liability of the members is limited.

5.	The share capital of the Company is £1,000 divided into 1,000 shares of £1,00 each.

I, the subscriber to this Memorandum of Association, wish to be formed into a company, in pursuance to the Memorandum of Association, and I agree to take the number of shares shown opposite my name.
Name and address of subscriber.

CHALFEN NOMINEES LIMITED	ONE
2ND FLOOR
93A RIVINGTON STREET	/s/ Chalfen Nominees Limited
LONDON EC2A 3AY

Dated 29 September 2005

THE COMPANIES ACTS 1985 TO 1989
COMPANY LIMITED BY SHARES
ARTICLES OF ASSOCIATION
OF           AVAGO TECHNOLOGIES UK LIMITED
(As adopted by Special Resolution passed 29 September 2005 and amended by Special Resolution passed on 21 November 2005)
PRELIMINARY
1.	(a) The regulations constituting Table A in the Schedule to the Companies (Tables A to F) Regulations 1985 (“Table A”) shall apply to the Company except in so far as they are excluded or varied by these Articles.
(b) Expressions defined in Regulation 1 of Table A shall where the context admits bear in these Articles the meanings so defined.
SHARE CAPITAL
2.	(a) The shares of the Company for the time being unissued, whether forming part of its original capital or not, shall be at the disposal of the directors, who may at their discretion for a period of five years from the date of the incorporation of the Company and afterwards with the previous sanction of an ordinary resolution (in accordance with Section 80 of the Act), allot, grant options over or otherwise dispose of them to such persons, at such times and on such terms as they shall think proper, but so that the nominal amount of the issued equity share capital shall not exceed the authorised share capital of the Company.
(b) The directors may allot shares notwithstanding that the authority under Regulation 2 (a) has expired if they are allotted in pursuance of an offer or agreement made by the Company before the authority expired.
(c) The provisions of Section 89(1) and Section 90(1) to (6) of the Act shall not apply to the Company, in accordance with the exemption provided by Section 91(1) of the Act.
(d) Subject to the provisions of the Act, shares may with the sanction of an ordinary resolution be issued which are to be redeemed or are liable to be redeemed at the option of the Company or the holder on such terms and in such manner as the Company may by special resolution determine, provided that no redeemable shares may be issued if at the time there are no issued shares of the Company which are not redeemable.
(e) Subject to the provisions of the Act, the Company may purchase its own shares.

(f) Share certificates shall not be required to bear the impression of the Company seal and Regulation 6 of Table A shall be amended accordingly.
LIEN AND FORFEITURE
3.	(a) The lien conferred by Regulation 8 of Table A shall attach to fully paid as well as to partly paid shares and to all shares registered in the name (whether as sole or joint holder) of any person indebted or under liability to the Company. The directors may declare any shares to be wholly or partially exempt from the provisions of this regulation or Regulation 8 of Table A.
(b) In Regulation 8 of Table A there shall be substituted for the words “any amount payable in respect of it” the words “all distributions and other monies or property attributable to it” and the same words shall be substituted in Regulation 19 for the words “all dividends or other monies payable in respect of the forfeited shares”.
TRANSFER OF SHARES
4.	Notwithstanding the provisions of regulation 26 of Table A, the directors shall not decline to register any transfer of shares nor may they suspend registration thereof (a) where such transfer is in favour of (i) any bank or financial institution to whom such shares have been charged by way of security, or (ii) a nominee or transferee of any such bank or financial institution, or (b) where such transfer is executed by any bank, financial institution, nominee or transferee to whom such shares have been charged by way of security, pursuant to the power of sale under such security, and a certificate by any official of such bank or financial institution that the shares were so charged and that the transfer was so executed shall be conclusive evidence of such facts.
PROCEEDINGS AT GENERAL MEETINGS
5.	(a) Every notice convening a General Meeting shall state that a member entitled to attend and vote thereat may appoint a proxy.
(b) In Regulation 54 of Table A there shall be inserted after the second occurrence of the words “every member” the words “present in person or by proxy”.
(c) In Regulation 64 of Table A there shall be substituted for the first occurrence of the words “not less than 48 hours before” the words “at any time before”.
(d) Any director (including an alternate director) may participate in a meeting of the directors or a committee of the directors of which he is a member by means of a conference telephone or similar communicating equipment whereby all persons participating in the meeting can hear each other. A person so participating shall be deemed to be present in person at such meeting and shall be entitled to vote or be counted in a quorum accordingly. Such a meeting shall be deemed to take place where the largest group of those participating is assembled, or, if there is no such group, where the chairman of the meeting then is.
APPOINTMENT AND RETIREMENT OF DIRECTORS
6.	(a) Regulations 73 to 78 inclusive and the second sentence of Regulation 79 of Table A shall not apply to the Company.

(b) The Company may by ordinary resolution appoint a person who is willing to act to be a director either to fill a vacancy or as an additional director.
PROCEEDINGS OF DIRECTORS
7.	(a) Unless otherwise determined by ordinary resolution, the number of directors (other than alternate directors) shall not be subject to a maximum but shall not be less than one. The first directors of the Company shall be the persons named in the statement delivered under Section 10 of the Act.
(b) A director who is interested in any transaction or arrangement either with the Company or in which the Company is interested shall be entitled to vote on any such transaction or arrangement at a meeting of the board of directors of the Company providing that he has complied with the disclosure requirements provided by Regulations 85 and 86 of Table A.
(c) In Regulation 87 there shall be inserted after the first occurrence of the words “The directors” the words “on behalf of the Company”.
(d) In Regulation 89 of Table A there shall be substituted for the word “two” the word “one”.